UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
HORSEHEAD HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Horsehead Holding Corp.
300 Frankfort Road
Monaca, Pennsylvania 15061

April 4, 2008

To our Stockholders:

You are cordially invited to attend the Horsehead Holding Corp. annual meeting of stockholders at 11:00 a.m. on May 15, 2008 at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the Meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

If you are a registered stockholder and plan to attend the annual meeting, you may be required to show evidence of your stockholdings to gain entry to the meeting. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Horsehead stockholding or the non-voting portion of the voting instruction form that you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

James M. Hensler
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2008 annual meeting of stockholders of Horsehead Holding Corp. will be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, on May 15, 2008, beginning at 11:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1) the election of two Class II directors, each to serve a term of three years;

(2) any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 2, 2008 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they sent you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration for the meeting will begin at 10:30 a.m. local time, and seating will begin at 10:45 a.m. local time. You may be required to show evidence of your stockholdings. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Horsehead stockholding or the non-voting portion of the voting instruction form that you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable. Cameras (including cellular phones with photographic capabilities) and recording devices will not be permitted at the meeting.

By order of the Board of Directors,

Ali Alavi
Vice President — Corporate Administration,
General Counsel and Secretary

April 4, 2008
Monaca, Pennsylvania

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
PROPOSALS SUBMITTED FOR A STOCKHOLDER VOTE	5
ITEM 1 — ELECTION OF DIRECTORS	5
ITEM 2 — OTHER MATTERS	6
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
COMPENSATION DISCUSSION AND ANALYSIS	16
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	26
EXECUTIVE COMPENSATION TABLES	26
PRINCIPAL ACCOUNTANT FEES AND SERVICES	30
MATTERS RELATING TO AUDITORS	31
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2009 MEETING	31
ADDITIONAL INFORMATION	33

300 FRANKFORT ROAD
MONACA, PENNSYLVANIA 15061
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2008

PROXY STATEMENT

The Board of Directors (the “Board”) of Horsehead Holding Corp. (the “Company” or “Horsehead”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on May 15, 2008 (the “Annual Meeting”), beginning at 11:00 a.m. local time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and at any postponements or adjournments thereof. This Proxy Statement contains information related to the Annual Meeting. The notice of annual meeting, a proxy card, this Proxy Statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2007 for the fiscal year ended December 31, 2007 (the “2007 Annual Report”) are being mailed to stockholders on or about April 11, 2008.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2008 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 2, 2008, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, a proxy card, this Proxy Statement and the 2007 Annual Report are being mailed to stockholders on or about April 11, 2008.

What information is contained in this proxy statement?

The information in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board, and Board committees, the compensation of directors and executive officers for fiscal 2007 and other information that the SEC requires us to provide annually to our stockholders.

How may I obtain Horsehead’s 10-K and other financial information?

Stockholders can access our 2007 Annual Report, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.horsehead.net.

Stockholders may request an additional free copy of our 2007 Annual Report from:

Horsehead Holding Corp.
Attn: General Counsel
300 Frankfort Road
Monaca, Pennsylvania 15061
(724) 774-1020

We will also furnish any exhibit to the 2007 Annual Report if specifically requested.

What is the purpose of the annual meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2007 performance and respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 2, 2008, the “Record Date” for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Horsehead common stock you owned as of the close of business on the Record Date on each matter considered at the meeting. As of the close of business on the Record Date, there were 34,918,317 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Registration will begin at 10:30 local time, and seating will begin at 10:45 local time. If you attend, please note that you may be asked to present proof of your stockholdings and valid identification. Cameras (including cell phones with photographic capabilities) and recording devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the close of business on the Record Date, 34,918,317 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence, in person or by proxy, of the holders of common stock representing at least 17,459,159 votes will be required to establish a quorum.

Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card.  Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet.  If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Savings time, on May 14, 2007. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the Annual Meeting other than those outlined in the notice of annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies.

Who is bearing the costs of soliciting these proxies?

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will, upon request, be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of our common stock. In addition, the Company has engaged Broadridge Financial Solutions, Inc. to assist in the general distribution of this Proxy Statement and the 2007 Annual Report and the tabulation of votes.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors.  The two director nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute ”broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter. The Company has supplied copies of its proxy materials for the Annual Meeting to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors, even if the broker, bank or other nominee does not receive voting instructions from you.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the Annual Meeting and publish the final results in its quarterly report on Form 10-Q for the quarter ending June 30, 2008.

How may I obtain a copy of Horsehead’s By-law provisions regarding stockholder proposals and director nominations?

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our by-laws are available also on our website at www.horsehead.net.

How may I view a list of Horsehead’s stockholders?

A list of the stockholders of the Company entitled to attend and vote at the Annual Meeting will be available for viewing during normal business hours during the ten days preceding the date of the Annual Meeting at the Company’s offices located at:

300 Frankfort Road
Monaca, Pennsylvania 15061

The list will be available for viewing also at the Annual Meeting. You must be a stockholder of the Company and present valid identification to view the list.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 —	ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the number of directors that constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this Proxy Statement is five. We have three classes of directors and each class is required by our by-laws to be as equal as possible in number. One class is to be elected at each annual meeting of stockholders. Currently, there are one Class I director, two Class II directors and two Class III directors. At the 2008 annual meeting, to which this Proxy Statement relates, the term of the Class II directors will expire. You are being asked to vote to elect two directors to Class II each to serve for a three-year term expiring in 2011.

We will vote your shares as you specify on the enclosed proxy or voting instruction card. If you do not specify how you want your shares voted, we will vote them FOR the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any nominee, we will vote your shares FOR that other person. If you wish to withhold your vote from any nominee, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named. The two nominees for Class II directors receiving the greatest number of votes will be elected as a directors.

The nominees for director have consented to serve, if elected, and we have no reason to believe that the nominees will be unable to serve. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the Annual Meeting, the Board will, prior to the Annual Meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the place vacant to be filled at a later time.

Our Board has nominated the persons named below for election as Class II directors. Following are the age, principal occupation during the past five years, and certain other information of the nominee. The information presented below for the director nominees has been furnished to the Company by the director nominees.

Class II Director Nominee:

John van Roden, 59, director, was appointed to our Board in April 2007. Mr. van Roden is currently a consultant to P.H. Glatfelter Company, a New York Stock Exchange (“NYSE”)-listed producer of engineered paper products. From 2006 to 2007, Mr. van Roden served as Executive Vice President of P.H. Glatfelter Company and served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from 2003 to 2006. From 1998 to 2003, Mr. van Roden was Senior Vice President and Chief Financial Officer of Conectiv Corp. Mr. van Roden is a director of (i) H.B. Fuller Company, an NYSE-listed global manufacturer and marketer of adhesives and specialty chemical products, (ii) PVG GP, LLC, the general partner of Penn Virginia G.P. Holdings, L.P., an NYSE-listed limited partnership engaged in the management of coal properties and the gathering and processing of natural gas, and (iii) Airgas, Inc., an NYSE-listed distributor of industrial, medical and specialty gases and welding, safety and related products. Mr. van Roden received a BA in Economics from Denison University in 1971 and an MBA from Drexel University in 1974.

Jack Shilling, 64, Director, was appointed to our Board in September 2007. From July 2001 through April 2007, Mr. Shilling served as an Executive Vice President and Chief Technology Officer of Allegheny Technologies Incorporated, an NYSE-listed producer of specialty metals (“ATI”), where his responsibilities included working closely with several individual ATI businesses on strategic growth opportunities. Prior to such positions with ATI, beginning in 1973, Mr. Shilling worked for a subsidiary of ATI, Allegheny Ludlum Corporation, of which he became president in 1998 after holding positions of increasing responsibility in technical and operations management. He then became president of the high performance metals segment of ATI in 2000. Mr. Shilling has served also as the chairman of the Specialty Steel Industry of North America, a trade association representing the producers of stainless steel and other specialty metals in North America. Mr. Shilling received a BA in Physics from Franklin & Marshall College in 1965, an MS in Physics from Cornell University in 1967 and a PhD in Metallurgical Engineering from the University of Pittsburgh in 1975.

The Board of Directors recommends a vote FOR the election of each of the directors listed above

ITEM 2 —	OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors and Executive Officers and Key Employees

Set forth below is information concerning our directors, executive officers and key employees.

Name	Age	Position

James M. Hensler	52	Chairman of the Board of Directors, Class I Director, President and Chief Executive Officer
Robert D. Scherich	47	Vice President and Chief Financial Officer
Robert Elwell	54	Vice President — Operations
James A. Totera	51	Vice President — Sales and Marketing
Thomas E. Janeck	63	Vice President — Environment, Health and Safety
Ali Alavi	46	Vice President — Corporate Administration, General Counsel and Secretary
Daryl K. Fox	58	Vice President — Human Resources
John van Roden	59	Class II Director
T. Grant John	69	Class III Director
Bryan D. Rosenberger	57	Class III Director
Jack Shilling	64	Class II Director

James M. Hensler, Chairman of the Board of Directors, President and Chief Executive Officer, joined us in April 2004. He has over 28 years of experience working in the metals industry. From 2003 to April 2004, Mr. Hensler was a consultant to various companies in the metals industry. From 1999 to 2003, Mr. Hensler was Vice President of Global Operations and Vice President and General Manager of the Huntington Alloys Business Unit for Special Metals Corp., a leading international manufacturer of high performance nickel and cobalt alloys. Prior to that, Mr. Hensler was the Executive Vice President for Austeel Lemont Co., General Manager of Washington Steel Co. and Director of Business Planning for Allegheny Teledyne Inc. He received a BS in Chemical Engineering from the University of Notre Dame in 1977, an MSE in Chemical Engineering from Princeton University in 1978 and an MBA from the Katz Graduate School of Business at the University of Pittsburgh in 1987.

Robert D. Scherich, Vice President and Chief Financial Officer, joined us in July 2004. From 1996 to 2004, Mr. Scherich was the Chief Financial Officer of Valley National Gases, Inc. Prior to that, he was the Controller and General Manager at Wheeling-Pittsburgh Steel Corp. and an accountant at Ernst & Whinney. Mr. Scherich received a BS in Business Administration from The Pennsylvania State University in 1982. He is a certified public accountant.

Robert Elwell, Vice President — Operations, joined us in June 2006 with 31 years of industry experience. For the previous eight years, he was the President of Greenville Metals, a division of Precision Castparts Corporation. Previous positions include Vice President of Manufacturing for Cannon-Muskegon Corporation (also a Precision Castparts Corporation), Vice President of Quality and Technology for Freedom Forge Corporation, Manufacturing Manager for Haynes International, Inc. and several operating and technical positions at Lukens Steel Co. Mr. Elwell has a BS in Metallurgical Engineering from Lafayette College in 1975 and an MBA from Widener University in 1979.

James A. Totera, Vice President — Sales and Marketing, joined us in 1997. Prior to that, he was the Vice President of Sales for Steel Mill Products, where he worked in, among other things, EAF dust recycling, and also spent over 15 years working in sales positions, including as General Manager of Sales, at Insul Company. Mr. Totera received a BA in Economics, Administrative Management Science and Psychology from Carnegie Mellon University in 1979.

Thomas E. Janeck, Vice President — Environment, Health and Safety, has worked for us and our predecessors since 1964. Prior to his current position, Mr. Janeck served in a number of capacities and was most recently Vice President of Environmental Services and Director of Regulatory Affairs. Mr. Janeck is a member of the Board of

Directors of the National Mining Association and serves as Chairman of its Environment Committee. Mr. Janeck received a BS in Chemical Engineering from the University of Pittsburgh in 1967.

Ali Alavi, Vice President — Corporate Administration, General Counsel and Secretary, joined us in 1996. Mr. Alavi previously served as our Director & Counsel of Environment, Health & Safety and Director of Environmental Performance. Prior to joining us, Mr. Alavi worked as Assistant General Counsel of Clean Sites, Inc., Senior Regulatory Analyst of the American Petroleum Institute and Project Manager/Engineer for the U.S. Army Toxic & Hazardous Materials Agency. Mr. Alavi received a BA in Geography/Environmental Studies from the University of Pittsburgh in 1983, an MS in Petroleum Engineering from the University of Pittsburgh School of Engineering in 1985 and a JD from the University of Maryland Law School in 1993.

Daryl K. Fox, Vice President — Human Resources, joined us in October 2005. He has over 34 years of Human Resources experience working in the metals and transportation industries. Prior to joining us, from August 2004 to February 2005, Mr. Fox served as a consultant to Allegheny Technologies Incorporated. Previously, Mr. Fox served as Vice President — Human Resources for J&L Specialty Steel, LLC, a producer of stainless steel, from June 1993 until it was acquired by Allegheny Technologies Incorporated in July 2004. Mr. Fox received a BA in Sociology from Duke University in 1973.

John van Roden was appointed to our Board in April 2007. Mr. van Roden is currently a consultant to P.H. Glatfelter Company. From 2006 to 2007, Mr. van Roden served as Executive Vice President of P.H. Glatfelter Company, an NYSE-listed producer of engineered paper products, and served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from 2003 to 2006. From 1998 to 2003, Mr. van Roden was Senior Vice President and Chief Financial Officer of Conectiv Corp. From 1992 to 1998, Mr. van Roden was Senior Vice President and Chief Financial Officer of Lukens Inc. Mr. van Roden is a director of (i) H.B. Fuller Company, an NYSE-listed global manufacturer and marketer of adhesives and specialty chemical products, (ii) PVG GP, LLC, the general partner of Penn Virginia G.P. Holdings, L.P., an NYSE-listed limited partnership engaged in the management of coal properties and the gathering and processing of natural gas, and (iii) Airgas, Inc., an NYSE-listed distributor of industrial, medical and specialty gases and welding, safety and related products. Mr. van Roden received a BA in Economics from Denison University in 1971 and an MBA from Drexel University in 1974.

T. Grant John was appointed to our Board in May 2007. Since 2003, Mr. John has served as the principal of T.G. John & Associates, Inc., a strategy, search and turnaround consulting firm focused on the primary metals and metalworking industries. From 1999 to 2003, Mr. John was the president and chief executive officer of Special Metals Corporation, a producer of nickel and cobalt alloys. Prior to 1999 and beginning in 1966, Mr. John served in various executive and management roles for companies in the metals industry. Mr. John earned B.A.Sc. and Ph.D. degrees in metallurgical engineering at the University of British Columbia.

Bryan D. Rosenberger was appointed to our Board in May 2007. Mr. Rosenberger is Of Counsel to the law firm of Eckert Seamans Cherin & Mellott, LLC, engaging in corporate and securities law matters on behalf of both publicly and privately held businesses. Mr. Rosenberger has previously served as Chairman of Eckert Seamans Cherin & Mellott, LLC’s Business Division and as a member of that firm’s Executive Committee and Board of Directors. Mr. Rosenberger has been Of Counsel at Eckert Seamans Cherin & Mellott, LLC since 2006 and was a partner/member from 1983 to 2006. Mr. Rosenberger received a BS in Economics from Juniata College in 1971 and a JD from the College of William and Mary Marshall-Wythe School of Law in 1974.

Jack Shilling, was appointed to our Board in September 2007. From July 2001 through April 2007, Mr. Shilling served as an Executive Vice President and Chief Technology Officer of Allegheny Technologies Incorporated, an NYSE-listed producer of specialty metals (“ATI”), where his responsibilities included working closely with several individual ATI businesses on strategic growth opportunities. Prior to such positions with ATI, beginning in 1973, Mr. Shilling worked for a subsidiary of ATI, Allegheny Ludlum Corporation, of which he became president in 1998 after holding positions of increasing responsibility in technical and operations management. He then became president of the high performance metals segment of ATI in 2000. Mr. Shilling has served also as the chairman of the Specialty Steel Industry of North America, a trade association representing the producers of stainless steel and other specialty metals in North America. Mr. Shilling received a BA in Physics from Franklin & Marshall College in 1965, an MS in Physics from Cornell University in 1967 and a PhD in Metallurgical Engineering from the University of Pittsburgh in 1975.

Board of Directors Composition

Our Board of Directors consists of five members. Our Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors, with directors in each class serving staggered three-year terms. As a result, stockholders elect a portion of our Board each year. Class I directors’ terms expire at the annual meeting of stockholders to be held in 2010, Class II directors’ terms expire at the annual meeting of stockholders being held in 2008, to which this Proxy Statement relates, and Class III directors’ terms expire at the annual meeting of stockholders to be held in 2009. The Class I director is Mr. Hensler, the Class II directors are Mr. van Roden and Mr. Shilling and the Class III directors are Messrs. John and Rosenberger.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. Any vacancies or additional directorships resulting from an increase in the number of directors may only be filled by a majority vote of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. The division of our Board into three classes with staggered terms may delay or prevent a change of our management or a change in control.

Committees of the Board

The composition, duties and responsibilities of the committees of our Board are set forth below. Our Board adopted a written charter for each of its committees, each of which is available on the investor relations page of our website at www.horsehead.net. Committee members will hold office for a term of one year. In the future, our Board may establish other committees, as it deems appropriate, to assist with its responsibilities.

Audit Committee.  The audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the Board from time to time, (12) reviewing related party transactions and (13) reporting regularly to the full Board.

Our audit committee consists of Mr. van Roden, as chairman, and Messrs. Rosenberger, John and Shilling. Our Board has determined that each of these members is an independent director according to the rules and regulations of the SEC and NASDAQ and that Mr. van Roden qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K. During 2007, our audit committee held two meetings.

Compensation Committee.  The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administering our stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the Board from time to time. Our compensation committee consists of Mr. John, as chairman, and Messrs. Rosenberger, van Roden and Shilling, each of whom satisfies the independence requirements of NASDAQ. During 2007, our compensation committee held five meetings.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board consistent with criteria set by our Board and to develop our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our Board, (3) evaluating and recommending candidates for election to our Board, (4) overseeing the performance and self-evaluation process of our Board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Our nominating and corporate governance committee consists of Mr. Rosenberger, as chairman, and Messrs. John, van Roden and Shilling, each of whom satisfies the independence requirements of NASDAQ. During 2007, our nominating and corporate governance committee held three meetings.

The nominating and corporate governance committee seeks a diverse group of director candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience and significant accomplishment in business or administrative activities; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

The nominating and corporate governance committee will consider all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the nominating and corporate governance committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the nominating and corporate governance committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Director Nominations for the 2009 Meeting.”

Number of Meetings of the Board of Directors

The Board held twelve meetings during 2007. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of the Board held during the period for which he served as a director in 2007 and 100% of such meetings held since May 14, 2007, which is the date of the resignation of the last director appointed by Sun Capital.

Attendance at Annual Meetings of the Stockholders

All directors and director nominees are encouraged to attend the annual meeting of the stockholders. Four of our then directors attended our 2007 annual meeting of stockholders in person, and one joined by teleconference. All are currently expected to be in attendance at the Annual Meeting.

Director Independence

Certain rules of The Nasdaq Global Select Market require, within 12 months of listing, that a majority of the members of the Board be “independent directors” and that the audit committee, the compensation committee and the nominating and corporate governance committee of the Board each comprise only “independent directors,” in each case as defined under the NASDAQ Marketplace Rules.

Based upon the information submitted by each of our directors, and following the recommendation of the nominating and corporate governance committee, the Board has determined that each of our directors, except Mr. Hensler, our President and Chief Executive Officer, and including the director nominees standing for election, Messrs. van Roden and Shilling, has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each, except Mr. Hensler, is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15) and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and The Nasdaq Global Select Market rules.

Executive Sessions

The Company requires the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is the chairman of the nominating and corporate governance committee. In 2007, our nonmanagement directors held four executive sessions.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group: c/o the Secretary of Horsehead Holding Corp., 300 Frankfort Road, Monaca, Pennsylvania 15061. The Company’s Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s).

The Board has adopted a policy for submitting concerns regarding the Company’s accounting or auditing matters. Reports may be sent to the audit committee through one of the following means: (1) telephoning the Secretary of the Company, (2) writing to the Audit Committee, c/o the Secretary of Horsehead Holding Corp., 300 Frankfort Road, Monaca, Pennsylvania 15061, or (3) emailing the audit committee, c/o the Secretary of Horsehead Holding Corp., at aalavi@horsehead.net. In each case, reports will be received by the Company’s Secretary who will forward the message to the audit committee. In addition, the Company has engaged The Network to provide an Independent Accounting, Internal Accounting Controls and Auditing Matters Hotline, which can be reached through one of the following means: (1) by telephone at (866) 835-6347, which is available 24 hours per day, 365 days per year for leaving a recorded message; (2) by writing to The Network, ATTN: Horsehead Corporation, 333 Research Court, Norcross, GA 30092; or (3) by e-mail via the website www.tnwinc.com/reportline or the e-mail address Reportline@tnwinc.com. The confidentiality of all reports will be maintained to the extent consistent with law.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is an officer or employee of us, and no member has been an officer or employee of us at any prior time. There are no interlocking relationship between any of our executive officers and compensation committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

Our legal and finance departments bear primary responsibility for developing and implementing processes and controls to obtain information from our directors, executive officers and significant shareholders regarding related-party transactions and then determining, based on the facts and circumstances, whether we or a related-party has a direct or indirect material interest in these transactions. We formed our audit committee on May 14, 2007, and it is now responsible for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. “Related person” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director, officer, nominee for director, or 5% stockholder of us or an immediate family member of such person or entity. The audit committee does not have a written policy regarding the approval of related party transactions. The audit committee will apply its review procedures as a part of its standard operating procedures. In the course of its review and approval or ratification of a related-party transaction, the audit committee will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the audit committee at which the transaction is considered.

Since January 1, 2004, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below. All of the transactions described below were entered into prior to the formation of our audit committee, and therefore were reviewed by the Board, which primarily considered the interests of our stockholders and practices with other private equity sponsor-owned companies in considering whether transactions were fair.

Warrants

On March 31, 2004, April 30, 2004 and March 21, 2005, we issued warrants to an affiliate of Sun Capital Partners, Inc. (together with its affiliates, “Sun Capital”) and our other stockholders at that time to purchase an aggregate of 4,107,625 shares, 10,261 shares and 1,830,469 shares, respectively, of our common stock. These warrants were exercisable in whole or in part at any time prior to March 31, 2014. The warrants included customary anti-dilution protections and were entitled to receive dividends as if their warrants were fully exercised. We repurchased all these warrants, all of which were fully vested and exercisable, in connection with the 2007 Private Placement (as described below).

The 2006 Private Placement

We sold 15,812,500 shares of our common stock in a private placement transaction in November 2006 (the “2006 Private Placement”). In connection with the 2006 Private Placement, we entered into a Registration Rights Agreement, which we refer to as the “2006 Registration Rights Agreement,” with Friedman, Billings, Ramsey & Company, Inc. (“FBR”), the initial purchaser and placement agent in the 2006 Private Placement. Pursuant to the 2006 Registration Rights Agreement, we agreed to file a shelf registration statement with the SEC not later than April 15, 2007 to register for resale the shares of our common stock sold in connection with the 2006 Private Placement and to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as practicable after filing. Holders of 15,812,500 shares of our common stock, including certain holders of 5% or more of our common stock, are entitled to have their shares of common stock registered pursuant to the 2006 Registration Rights Agreement. We filed the shelf registration statement required by this agreement on April 13, 2007, and that shelf registration statement became effective August 9, 2007.

The 2007 Private Placement

We sold 13,973,862 shares of our common stock in a private placement transaction in April 2007 (the “2007 Private Placement”). In connection with the 2007 Private Placement, we entered into a Securities Repurchase Agreement with Sun Capital and our other pre-November 2006 stockholders, pursuant to which we repurchased an aggregate of 6,213,076 shares of our common stock held by such stockholders and redeemed outstanding warrants, all of which were fully vested and exercisable, for 5,938,108 shares of our common stock, including warrants exercisable for fractional shares, at a price equal to $13.50 less the initial purchaser’s discount or placement fees (and less, in the case of warrants, the applicable exercise price). We believe that the terms of this transaction were at least as favorable as would be expected from an unaffiliated third party.

Additionally, in connection with the 2007 Private Placement, we entered into a registration rights agreement with FBR, which we refer to as the “2007 Registration Rights Agreement.” Pursuant to the 2007 Registration Rights Agreement, we agreed to file a registration statement with the SEC, or amend a registration statement that we have previously filed with the SEC, to register for resale the shares of our common stock sold in connection with the 2007 Private Placement. We agreed to so file or amend a registration statement not earlier than May 29, 2007 and to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as practicable after filing. We have included 14,047,936 shares of our common stock, including shares owned by certain holders of 5% or more of our common stock in that shelf registration statement pursuant to the 2007 Registration Rights Agreement. We filed the shelf registration statement contemplated by this agreement on April 13, 2007, and that shelf registration statement became effective August 9, 2007.

Sun Stock Purchase Agreement

On May 14, 2007, we entered into a Stock Purchase Agreement with Sun Horsehead, LLC and certain members of our management team, which we refer to as the “Sun Stock Purchase Agreement,” including our named executive officers, pursuant to which Sun Horsehead, LLC purchased from such individuals 74,074 shares of our common stock at a purchase price of $13.50 per share. The members of our management team who participated in this transaction, including our named executive officers, obtained the shares of our common stock that they sold by exercising options, all of which were fully vested and exercisable, that they held immediately prior to such sale. In the stock purchase agreement, we agreed to include the shares purchased by Sun Horsehead, LLC in our initial public offering.

Sun Horsehead, LLC acquired the shares subject to restrictions on transfer set forth in lock up agreements previously entered into between Sun Horsehead, LLC and FBR. The restrictions on the transfer of such shares expired 60 days after the effectiveness of the shelf registration statement pursuant to which the shares sold in our 2006 and 2007 private placements are registered. However, FBR agreed to waive these restrictions with respect to the sale of shares by Sun Horsehead, LLC in our initial public offering. We believe that the terms of this transaction were at least as favorable as would be expected from an unaffiliated third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock, as of the Record Date, by each person known by us to own more than 5% of our common stock, each director and each of our named executive officers and by all of our directors and executive officers as a group (seven persons). The table lists the number of shares and percentage of shares beneficially owned based on 34,918,317 shares of common stock outstanding as of the close of business on the Record Date. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options held by that individual or entity that are either currently exercisable or exercisable within 60 days following the Record Date are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Exchange Act and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

		Percentage of
	Number of Shares	Beneficial
Beneficial Holders	Beneficially Held	Ownership

Goldman, Sachs & Co.(1)	1,791,939	5.1%
GS Investment Strategies, LLC(2)	2,307,692	6.6%
Harbinger Capital Partners Holdings, LLC(3)	2,917,000	8.4%
Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A — Global Strategy(4)	1,805,000	5.2%
Passport Materials Master Fund, LP(4)	250,000	*
Partners Group Alternative Strategies PCC Limited Gold Iota Cell(4)	65,900	*
Third Point LLC(5)	2,375,000	6.8%
TPG-Axon Partners LP(6)	867,162	2.5%
TPG-Axon Partners (Offshore) Ltd(6)	1,612,238	4.6%
James M. Hensler(7)	318,377	*
John van Roden	4,000	*
Bryan D. Rosenberger	4,000	*
T. Grant John	4,000	*
Jack Shilling	2,000	*
Ali Alavi(8)	54,597	*
Robert D. Scherich(9)	94,597	*
All directors and executive officers as a group persons(10)	496,571	1.4%

*	less than 1%.

(1)	Goldman, Sachs & Co. is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. No individual within Goldman, Sachs & Co. has sole voting and investment power with respect to the securities. In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the “Release”), this prospectus reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This prospectus does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. The address of each of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. is c/o Goldman, Sachs & Co., One New York Plaza, New York, New York 10004.

(2)	The address of GS Investment Strategies, LLC is 1 New York Plaza, New York, New York, 10004.

(3)	Each of Harbinger Capital Partners Holdings, LLC, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC, HMC — New York, Inc., Harbert Management Corporation, Philip Falcone, Raymond J. Harbert, and Michael D. Luce share beneficial ownership and the power to vote or direct the vote of, and the power to dispose or direct the disposition of, 2,917,000 shares, and each disclaims beneficial ownership in such shares except to the extent of its or his pecuniary interest therein. The address of Harbinger Capital Partners Master Fund I, Ltd. is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The address of each of Harbinger Capital Partners Holdings, LLC, Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC, HMC — New York, Inc. and Philip Falcone is 555 Madison Avenue, 16th Floor, New York, New York 10022. The address of each of Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Raymond J. Harbert and Michael D. Luce is One Riverchase Parkway South, Birmingham, Alabama 35244.

(4)	John Burbank is the sole managing member of Passport Capital, LLC. Passport Capital, LLC is the sole managing member of Passport Holdings, LLC and Passport Management, LLC. Passport Holdings, LLC is the general partner to Passport Advisors, LP which is the general partner to Passport Materials Master Fund, LP. Passport Management, LLC is the investment manager to Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A — Global Strategy and Passport Materials Master Fund, LP and the trading advisor to Partners Group Alternative Strategies PCC Limited Gold Iota Cell. As a result, each of Passport Management, LLC, Passport Capital, LLC and John Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares owned of record by Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A — Global Strategy and Partners Group Alternative Strategies PCC Limited Gold Iota Cell. Additionally, Passport Advisors, LP, Passport Management, LLC, Passport Holdings, LLC, Passport Capital, LLC and John Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares owned of record by Passport Materials Master Fund, LP. Each of Passport Advisors, LP, Passport Management, LLC, Passport Holdings, LLC, Passport Capital, LLC and John Burbank disclaim beneficial ownership of the securities owned by Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A — Global Strategy, Passport Materials Master Fund, LP and Partners Group Alternative Strategies PCC Limited Gold Iota Cell. The address of each of each of the Passport entities, Partners Group Alternative Strategies PCC Limited Gold Iota Cell and John Burbank is c/o Passport Capital, LLC, 30 Hotaling Place, Suite 300, San Francisco, California 94111.

(5)	Third Point LLC serves as investment manager or adviser to a variety of hedge funds and managed accounts with respect to shares of Common Stock directly owned by such funds; and Daniel S. Loeb is the Chief Executive Officer of Third Point LLC and controls its business activities. Third Point LLC and Mr. Loeb may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares owned of record by such funds. The address of each of Third Point LLC and Mr. Loeb is 390 Park Avenue, 18th Floor, New York, New York 10022.

(6)	TPG-Axon Capital Management, LP, as investment manager to TPG-Axon Partners, LP and TPG-Axon Partners (Offshore), Ltd., has the power to direct the disposition and voting of the shares held by TPG-Axon Partners, LP and TPG-Axon Partners (Offshore), Ltd. TPG-Axon Partners GP, LP is the general partner of TPG-Axon Partners, LP. TPG-Axon GP, LLC is the general partner of TPG-Axon Partners GP, LP and TPG-Axon Capital Management, LP. Dinakar Singh LLC is a managing member of TPG-Axon GP, LLC. Dinakar Singh, an individual, is the managing member of Dinakar Singh LLC and in such capacity may be deemed the beneficial owner of the securities held by TPG-Axon Partners, LP and TPG-Axon Partners (Offshore), Ltd. The address of each of the TPG entities (except TPG-Axon Partners (Offshore), Ltd.), Dinakar Singh LLC and Mr. Singh is c/o TPG-Axon Capital Management, L.P., 888 Seventh Avenue, 38th Floor, New York, New York 10019. The address for TPG-Axon Partners (Offshore), Ltd. is c/o Goldman Sachs (Cayman) Trust Limited, P.O. Box 896GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, BWI.

(7)	Consists of 318,377 shares underlying options that are exercisable within 60 days.

(8)	Consists of 54,597 shares underlying options that are exercisable within 60 days.

(9)	Consists of 94,597 shares underlying options that are exercisable within 60 days.

(10)	Includes 482,571 shares underlying options or warrants that are exercisable within 60 days.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for each of our equity compensation plans. For a description of each plan, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Awards.”

Number of
	Securities to be		Number of
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
	and Rights	and Rights	Compensation Plan

Equity compensation plans approved by stockholders:
2004 Stock Option Plan	640,660	$1.82	649,882
Amended and Restated 2006 Long-Term Equity Incentive Plan	1,080,000	$13.00	402,711
Equity compensation plans not approved by stockholders:
None

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that an executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of common stock with the SEC and the Nasdaq Global Select Market. Based on a review of the ownership reports filed with the SEC during fiscal 2007, we believe that all Section 16(a) filing requirements were met during the year.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Prior to November 30, 2006, all of the equity of Horsehead Holding Corp. was beneficially owned by affiliates of Sun Capital, certain other investors and members of our management team. Since the acquisition of our assets out of bankruptcy by an affiliate of Sun Capital in December 2003 and until the completion of transactions in connection with our 2007 Private Placement, persons affiliated with Sun Capital negotiated compensation arrangements with our named executive officers, including our chief executive officer and chief financial officer, who were recruited to our company subsequent to our acquisition by Sun Capital. Certain elements of the compensation paid to our executive officers continue to reflect these negotiations between these executive officers and Sun Capital.

Prior to May 14, 2007, our Board did not have a compensation committee, and one of our former directors, Clarence E. Terry, who was employed at the time by affiliates of Sun Capital, was responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. Mr. Terry determined all of the components of compensation of our chief executive officer and, in consultation with our Chief Executive Officer, the remaining executive officers.

As a result of the repurchase of all of the remaining shares of our common stock then held by Sun Capital on May 8, 2007, the resignation of each of Sun Capital’s four board nominees between May 10, 2007 and June 11, 2007 and the creation of the compensation committee of our Board (the “Committee”) on May 14, 2007, our executive compensation philosophy, policies, plans and programs came under the direction of the Committee. The Committee is responsible for determining the compensation elements and amounts paid to named executive officers and has engaged Buck Consultants to review our compensation policies and to make recommendations with respect to the year 2008 and thereafter. The Committee reviews compensation elements and amounts for named executive officers on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require. Our current executive officers, Messrs. Hensler, Scherich and Alavi, are responsible for matters of company policy and are our “named executive officers.”

During the fall of 2007, the Committee began to work with Buck Consultants, among other things, to create a group of comparator companies to help benchmark compensation practices for our top management. Buck Consultants began with metal and materials companies having market capitalization of less than $3.0 billion and from that group identified companies with scope and operations similar to ours. The companies selected were: Amcol International Corporation, Brush Engineered Materials, Carpenter Technology Corporation, Century Aluminum Company, Gibraltar Industries Inc., Haynes International Inc., Metal Management, Inc., Minerals Technologies, Olympic Steel, OM Group, Quanex Group, RTI International Metals, Schnitzer Steel Industries, Stillwater Mining Company, Universal Stainless & Alloy Products. As part of its responsibilities, the Committee will continue to review the comparator group to determine if any companies should be added or removed.

Using this comparator group, along with proprietary surveys of total compensation practices, Buck Consultants conducted an assessment of total direct compensation practices for executives in companies with scope and focus similar to ours. Buck Consultants identified our existing pay position relative to the 25th percentile, median, and 75th percentile of the comparator group and the surveyed executive compensation marketplace. Buck Consultants used the additional surveys in order to minimize the effect of any anomalies that might arise from relying solely on the comparator group and to limit any gaps in and increase the robustness of the comparator group data. The surveys were not as company-specific as the comparator group and generally included industrial surveys of companies similar in scope (e.g., revenue) to us. The Committee expects to have this or similar information compiled annually and will consider the recommendations of Buck Consultants (or other compensation consultants engaged by the Company) with respect to the establishment of compensation package parameters, such as base salary targets and performance-based compensation, as needed and appropriate.

The Committee considers the information described above and determines base salary and other compensation package parameters, such as annual incentive and long-term incentive opportunities, for the chief executive officer, subject to final approval by our Board. The chief executive officer makes compensation recommendations to the Committee for each of the other named executive officers based on:

•	his assessment of each executive’s performance;

•	benchmarking information described above; and

•	the context of the Company’s executive compensation program.

The Committee discusses these recommendations with the chief executive officer and makes final recommendations to the Board, which the Board will consider and approve, if appropriate.

Compensation Policies and Practices

The primary objectives of our executive compensation program are to:

•	attract and retain the best possible executive talent,

•	achieve accountability for performance by linking annual cash and long term incentive awards to achievement of measurable performance objectives, and

•	align executives’ incentives with stockholder value creation.

Our executive compensation programs are designed to encourage our executive officers to operate the business in a manner that enhances stockholder value. The foremost objective of our compensation program is to align the interests of our executive officers with our equityholders’ short and long term interests. Since 2007, this has been accomplished by providing a significant portion of our executive officers’ compensation through equity-based awards. Alignment with equityholders’ interests is accomplished also by awarding a substantial portion of our executive’s overall cash compensation based on our financial performance, which when we were a private company owned by Sun Capital was measured primarily by EBITDA and now that we are a public company is measured primarily by net income. Our compensation philosophy provides for a direct relationship between compensation and the achievement of our goals, and it seeks to include management in upside rewards.

We have sought to achieve an overall compensation program that provides foundational elements such as base salary and benefits that are generally competitive with the median of the marketplace, as well as an opportunity for variable incentive compensation that is materially above the median of the marketplace when short and long term performance goals are exceeded. As the Committee reviews the information provided by Buck Consultants, it may target a lower percentile of the surveyed executive compensation marketplace as our Company tends to rank lower in terms of size compared to the companies for which Buck Consultants provided data. Our executive compensation consists of the following components:

•	base salary;

•	annual cash bonus incentive(s);

•	long-term incentive award(s);

•	one-time bonus awards;

•	post-termination benefits, including severance and retirement benefits; and

•	certain additional executive benefits and perquisites.

Our base salary structure and practice of periodic salary reviews are designed to reward individual achievement and performance and our overall performance. Our annual bonuses are designed to reward executive officers for achievement of annual objectives tied to increased income performance. The equity component of our compensation practices, which through 2007 has generally taken the form of stock options, is designed to reward relative total stockholder return and corresponding stock price improvement over the grant date stock price. Amounts realizable from prior equity-based awards are taken into account in determining future awards with respect to target levels of equity ownership that the Committee desires for management. We have in the past granted one-time bonuses to reward our management for completing specific transactions and to give them incentives to complete certain specific goals in the future. Many of the elements of compensation are set forth in the employment agreements we entered into with each of our named executive officers in connection with the completion of the 2006 Private Placement, which, as noted above, were negotiated by Sun Capital. Each employment agreement has a term of five years, unless terminated earlier by the employee or by us, and are discussed throughout this Compensation Discussion and Analysis.

As we have been a public company for less than a year and as we continue to transition to a compensation philosophy and set of procedures appropriate for a public company of our size and in our industry, the Committee continues to review our pay practices and executive compensation, including the components and the mix of components of executive compensation. We expect the Committee to continue to engage an independent compensation consultant to aid us in this evolution.

Elements of Compensation

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2007 base salaries of the executive officers, Mr. Terry and the Board considered a number of factors, including the years of service of the individual, the individual’s duties and responsibilities, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience with Sun Capital’s other portfolio companies. We seek to maintain base salaries that are competitive with the marketplace and that allow us to attract and retain executive talent.

Salaries for executive officers are reviewed by the Committee and the Board on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require. Since 2003, increases in salary have been based on factors such as the individual’s level of responsibility and performance, levels of compensation for executives of comparable companies owned and managed by Sun Capital affiliates and our company’s performance and expected performance. The Committee will continue to consider all of these factors, other than levels of compensation for executives of companies owned and managed by affiliates of Sun Capital. Instead, the Committee reviews levels of compensation provided by metals companies similar to us in size and operation, including the benchmark companies identified above in “— Overview.”

Annual Cash Bonus Incentives

The Board has the authority to award discretionary annual cash bonuses to our executive officers. The objective of the annual cash bonus awards is to reward executive officers for achieving individual and company level performance goals. These awards are determined initially as a percentage of each executive officer’s base salary for the fiscal year and are based primarily on the achievement of financial targets such as budgeted levels of EBITDA (under Sun Capital) or net income (as a public company). The Committee may consider other operational targets, such as safety and production and shipping performance, as well as changes in the market price of zinc. Each annual cash bonus, following determination by the Board, is generally paid in a single installment in the first quarter following the completion of a given fiscal year once the annual audit report is issued or, if earlier, following our determination that the earnings targets for the fiscal year have been met.

Bonuses for fiscal 2006 and 2007 were governed by our management incentive plan, though for fiscal 2007 the terms of our management incentive plan were governed, in the case of the named executive officers, by their employment agreements. The percentage of base salary for each annual cash bonus is established based on the individual’s level of responsibility and for fiscal 2007 was set forth in the employment agreements of the named executive officers. Mr. Hensler’s target cash bonus was 50% of his base salary, Mr. Scherich’s target cash bonus was 30% of his base salary and Mr. Alavi’s target cash bonus was 25% of his base salary.

In 2006, in order to reward management for our improved financial performance, our Board determined that, under our management incentive plan, each of our named executive officers would be eligible for a bonus of up to three times his target bonus depending on our achievement with respect to a performance measure set by our Board that is equal to net income (loss) before interest, taxes, depreciation and amortization, extraordinary income and losses, management fees payable to Sun Capital and all other non-cash charges (the “Bonus Performance Measure”). Each of our named executive officers was eligible to earn a bonus of up to three times his target cash bonus if our company earned more than $90 million of the Bonus Performance Measure, up to two times his target cash bonus if our company earned more than $75 million of the Bonus Performance Measure, up to his target cash bonus if our company earned more than $60 million of the Bonus Performance Measure and no cash bonus if our company earned less than $40 million of the Bonus Performance Measure. For 2006, Mr. Hensler received an annual cash bonus of $441,875, Mr. Scherich received an annual cash bonus of $181,652 and Mr. Alavi received an annual cash bonus of $71,750. We chose to pay these levels of compensation because our Bonus Performance Measure of $142 million for fiscal 2006 exceeded the Board’s target level.

For fiscal 2007, all cash bonuses were limited to a pre-determined maximum set forth in the named executive officer’s employment agreement, which in Mr. Hensler’s case was 100% of his base salary, in Mr. Scherich’s case was 60% of his base salary and in Mr. Alavi’s case was 50% of his base salary. In 2007, our named executive officers were entitled to earn up to the maximum bonus set forth in their employment agreement if our company earned more than $250 million of the Bonus Performance Measure, up to their target cash bonus if our company earned more than $200 million of the Bonus Performance Measure and no cash bonus if the Bonus Performance Measure was less than $135 million. For 2007, Mr. Hensler received an annual cash bonus of $96,700, Mr. Scherich received an annual cash bonus of $36,263 and Mr. Alavi received an annual cash bonus of $16,923. We chose to pay these levels of compensation because our Bonus Performance Measure was $167 million for fiscal 2007.

Long-Term Incentive Awards

Our equity incentive plans authorize us to grant incentive awards to our employees, directors and consultants. All of our executive officers have received equity compensation awards in the form of non-qualified stock options. Through 2007, we have granted long-term incentive awards in the form of stock options because it is a common method for companies to provide equity incentives to executive officers. The options are designed to align the interests of our executive officers with our stockholders’ long-term interests by providing them with equity-based awards that vest over a period of time and become exercisable upon the occurrence of certain events, as well as to reward executive officers for performance. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation. Following our 2003 acquisition by an affiliate of Sun Capital, our Board adopted our 2004 Stock Option Plan. In connection with the 2006 Private Placement, our Board adopted our 2006 Long-term Equity Incentive Plan (which was amended and restated by the Board and our stockholders in June 2007) under which numerous types of incentive equity securities may be issued. Mr. Hensler’s employment agreement provides that he is eligible to participate in our 2006 Equity Incentive Plan, described below, and that an amount equal to 5% of our outstanding common stock shall be reserved for issuance under this plan. Our other executive officers are eligible to participate in our Equity Incentive Plan at the discretion of the Committee.

The Committee has used stock option grants as our principal form of equity compensation because they are an effective means to align the long-term interests of our executive officers and our stockholders and because they also are comparable to the equity grants previously received by the named executive officers prior to the formation of the Committee. The value of an option is at risk for the executive and entirely dependent on the value of a share of our stock above the option’s strike price. The value of our stock is dependent in many ways on management’s success in achieving its goals. If the price of the Company’s stock drops (for any reason) over the option’s vesting period, the value of the option to the executive will drop and could become worthless if the price of the underlying stock remains below the option’s strike price. We may in the future grant other equity-based awards, such as restricted stock or performance shares (shares that vest only upon achievement of performance goals established at the time of grant by the Committee), subject to the Committee’s discretion, to ensure that our executives are focused on long-term value creation. The Committee reviews, periodically and not less than annually, the equity awards previously awarded to management, the performance of our business and the performance of our stock. We expect that the Committee will establish levels of incentive holdings such that the portion of overall compensation that is variable is consistent with our compensation-for-performance philosophy and competitive with respect to the executive employment marketplace. Based on these factors, the Committee will determine appropriate levels of equity awards and may make additional grants.

Stock options granted by us to date have an exercise price equal to the fair market value of our common stock on the date of grant, typically vest over a five-year period with 20% vesting twelve months after the vesting commencement date and the remainder vesting ratably each year thereafter based upon continued employment, and generally expire ten years after the date of grant. Future grants of stock options and other securities, such as restricted stock or performance shares, will be at the discretion of the Committee. Because all of the options we have granted to date are non-qualified stock options, we will be entitled to a tax deduction in the year in which the non-qualified stock option is exercised in an amount equal to the amount by which the fair market value of the shares underlying the option on the date of exercise exceeds the option exercise price. In connection with the 2006 Private Placement, we amended all of the outstanding options, all of which had been granted under the 2004 Stock Option Plan, including options held by our named executive officers, to provide that such options were 100% vested and to expand the circumstances under which such options may be exercised. We also cancelled 20% of all of such options, all of which were fully vested and exercisable, held by each of our optionholders, including Messrs. Hensler, Scherich and Alavi, at a price per share equal to $12.09 less the applicable option exercise price. Mr. Hensler received a payment for the cancellation of his options to purchase 96,282 shares, and each of Messrs. Scherich and Alavi received a payment in respect of the cancellation of his options to purchase 24,071 shares. We amended all of the options and cancelled a portion of the options because Sun Capital was selling a majority of its shares in the 2006 Private Placement and because our Board, a majority of which were Sun Capital personnel, wanted to reward the named executive officers for our past performance and wanted to facilitate the named executive officer’s ability to obtain liquidity and share in the economic benefits of our improved performance.

In January 2007, as part of its periodic review of the incentive equity holdings of our officers and certain of our employees, the Board granted 400,000, 175,000 and 50,000 options to Messrs. Hensler, Scherich and Alavi, respectively, under our 2006 Long-Term Equity Incentive Plan. These options have an exercise price of $13.00 per share and vest ratably over a five-year period with 20% of the options vesting on each anniversary of the grant date. The amounts of these awards were determined based on the Board’s desire to maintain high levels of incentive equity ownership for the named executive officers and the length of time since the last issuance of options to individual persons.

2004 Stock Option Plan

Our 2004 Stock Option Plan provides for the grant to our directors, officers, key employees and consultants of options to purchase shares of our common stock. The Committee administers the stock option plan. The Committee has broad powers under the stock option plan, including exclusive authority to determine:

•	who receives awards;

•	the type, size and terms of awards; and

•	vesting criteria, if any, of the awards.

The total number of shares of common stock as to which options may be granted may not exceed 1,684,944 shares. As of December 31, 2006, 1,414,184 options (1,293,828 options net of cancellations) have been awarded under this plan. We anticipate that all future option grants will be made under our 2006 Equity Incentive Plan, discussed below, and we do not intend to issue any future options under the 2004 Stock Option Plan.

If we pay dividends or we undergo a recapitalization, or a spin-off, split-up, combination or exchange of shares or other change in shares of our non-voting common stock, the committee shall adjust the aggregate number and kind of shares subject to the stock option plan and the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof. If we undergo a merger, consolidation, or sale of all or substantially all of our assets, the committee may cause options awarded under the stock option plan to become immediately exercisable. We also have a right of first refusal with respect to any proposed sale or other disposition by an optionee.

Amended and Restated 2006 Long-Term Equity Incentive Plan

General.  The Horsehead Holding Corp. Amended and Restated 2006 Long-Term Equity Incentive Plan (the “2006 Equity Incentive Plan”) provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing services for us, are eligible for grants under this plan. The purpose of the 2006 Equity Incentive Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

A total of 1,489,318 shares of our common stock, representing approximately 5% of our outstanding common stock on a fully-diluted basis, were initially authorized for issuance under the 2006 Equity Incentive Plan. The plan provides that, beginning in 2008 and ending in 2017, the number of shares available for issuance under the plan will increase annually by an amount equal to the lesser of (i) 1% of the amount of shares of common stock then outstanding and (ii) such lesser amount as may be determined by our Board or the Committee. The number of shares available for issuance under the 2006 Equity Incentive Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, authorized and unissued or held as treasury shares.

The Committee administers the 2006 Equity Incentive Plan. Our Board also has the authority to administer the plan and to take all actions that the Committee is otherwise authorized to take under the plan.

The following is a summary of the material terms of the 2006 Equity Incentive Plan, as amended and restated.

Eligibility.  Our directors, officers and other employees, as well as other individuals performing services for us, or to whom we have extended an offer of employment, are eligible to receive grants under the equity incentive plan. However, only employees may receive grants of incentive stock options. In each case, our Board or the Committee, as applicable, will select the grantees to participate in the 2006 Equity Incentive Plan.

Stock Options.  Under the 2006 Equity Incentive Plan, our Board or the Committee, as applicable, may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and other, non-qualified stock options. The plan provides that we may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 800,000 shares, nor may we award incentive options first exercisable in any calendar year whose underlying shares have an aggregate fair market value greater than $100,000, determined at the time of the grant.

The exercise price of an option granted under the plan may not be less than 100% of the fair market value of a share of common stock on the date of the grant, and the exercise price of an incentive option awarded to a person who owns stock representing more than 10% of our voting power may not be less than 110% of such fair market value on such date.

We will determine the term of each option in our discretion. However, no term may exceed ten years from the date of grant, or, in the case of an incentive option granted to a person who owns stock representing more than 10% of our voting power, five years from the date of grant.

Stock Appreciation Rights.  SARs entitle a participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the Committee, except that the price of a SAR may never be less than the fair market value of the shares of our common stock subject to the SAR on the date the SAR is granted.

Termination of Options and SARs.  Options and SARs under the 2006 Equity Incentive Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us. Options and SARs generally expire thirty days after the date of cessation of service, so long as the grantee does not compete with us during the thirty day period, other than certain exceptions depending upon the circumstances of cessation.

Restricted Stock.  Under the 2006 Equity Incentive Plan, the Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Unless the Committee determines otherwise, all restrictions on a grantee’s restricted stock will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us, if the cessation occurs due to a termination within one year after a change in control in us or due to death, disability or, in the discretion of the Committee, retirement. In addition, the Committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon a change in control in us, whether or not the grantee is subsequently terminated. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

Restricted Stock Units; Deferred Stock Units.  Under the 2006 Equity Incentive Plan, the Committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit. Unless the Committee determines otherwise, all restrictions on a grantee’s restricted stock units will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us, if the cessation occurs due to a termination within one year after a change in control in us or due to death, disability or, in the discretion of the Committee, retirement. In addition, the Committee has the authority to award restricted stock units with respect to which all restrictions shall lapse automatically upon a change in control in us, whether or not the grantee is subsequently terminated. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock units as to which the applicable restrictions have not lapsed will be forfeited immediately.

Performance Awards.  Under the 2006 Equity Incentive Plan, the Committee may grant performance awards contingent upon achievement by the grantee, us or divisions of set goals and objectives regarding specified performance criteria, such as, for example, return on equity over a specified performance cycle, as designated by the Committee. Performance awards may include specific dollar-value target awards, such as performance units, the value of which is established by the Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid in cash and/or shares of our common stock or other securities.

Unless the Committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us prior to completion of a performance cycle, due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change of control.

Vesting, Withholding Taxes and Transferability of All Awards.  The terms and conditions of each award made under the 2006 Equity Incentive Plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the grantee. Except in limited circumstances, no award under the equity incentive plan may vest and become exercisable within six months of the date of grant, unless the Committee determines otherwise. Unless the Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting. Unless the Committee determines otherwise, no award made under the 2006 Equity Incentive Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

Amendment and Termination of the Equity Incentive Plan.  The Board may amend or terminate the 2006 Equity Incentive Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with applicable stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the equity incentive plan without the affected participant’s consent. If not previously terminated by the Board, the equity incentive plan will terminate on the tenth anniversary of its adoption.

One-Time Bonuses

In the past, we have granted one-time bonuses to reward our management for completing specific transactions and to give them incentives to achieve specific goals. These bonuses are not subject to, and do not constitute a portion of the annual bonus for purposes of, the maximum bonus percentages set forth in our named executive officers’ employment agreements.

In connection with our October 2006 special dividend to stockholders, Messrs. Hensler and Scherich earned bonuses of approximately $238,000 and $60,000, respectively. We chose to provide these one-time bonuses because our stockholders received a significant dividend as a result of the improved financial performance of our company and the efforts of Messrs. Hensler and Scherich in amending our credit facilities to provide for the dividend. In connection with the 2006 Private Placement, Messrs. Hensler, Scherich and Alavi received one-time bonuses of approximately $880,000, $220,000 and $280,000, respectively. We chose to provide these one-time bonuses because our existing then stockholders received significant liquidity as a result of our 2006 Private Placement, which was made possible in part by the efforts of management to improve our operating results and to market and sell the shares offered in the private placement. Messrs. Hensler, Scherich and Alavi received retention bonuses of approximately $400,000, $100,000 and $100,000, respectively, upon the first anniversary of the completion of the 2006 Private Placement and are eligible to receive the same bonuses upon the second anniversary. In the event that any recipient voluntarily terminates his employment with us or is terminated by us for cause, any retention bonus amounts not yet paid to that recipient will be forfeited. If any recipient is terminated by us for reasons other than for cause, his retention bonus amount will be paid on the second anniversary date. We entered into the retention bonus agreements because we wanted to provide our management with incentives to remain with us. With respect to each of these one-time bonuses, our Board at the time determined the relative amounts of these bonuses based on the incentive equity ownership percentages of these management members, which generally reflect what the Board believed to be, based on their experience with other Sun Capital portfolio companies, suitable relative ownership percentages based on expected contributions.

In November 2006, we signed a bonus agreement with each of Messrs. Hensler and Scherich pursuant to which we paid each of them a $250,000 bonus upon the filing of a shelf registration statement, which we initially filed on April 13, 2007. The size of this bonus was determined by our Board in consultation with FBR. We provided the filing bonus because we wanted to provided an incentive to our management to complete the filing of the registration statement and to compensate them for the considerable amount of additional work involved in preparing a registration statement. We elected also to award to Mr. Alavi a filing bonus of $15,000 for the additional work he provided in preparing the registration statement. We anticipate in the future that the Committee may provide similar one-time bonuses based upon the completion of certain material corporate events, such as refinancings, restructurings, public offerings and similar events.

Post-Termination Benefits

We provide post-termination benefits to our named executive officers in the form of severance payments, a 401(k) plan and change of control arrangements. We provide severance benefits to our executive officers to afford them financial protection in the event of certain terminations of their employment and also to secure their cooperation following such a separation. We offer our executive officers participation in our 401(k) plan because we feel it is an important retirement benefit to offer to all of our 401(k) plan participants. The stock option grant agreements we entered into in connection with the January 2007 grants to our executive officers provide for accelerated vesting upon certain change of control events to reward them in the event we are able to sell our company to a buyer acceptable to management and the Board and to retain our executive officers during the process of negotiating and consummating such a transaction. The accelerated vesting depends on cash being the primary consideration received in a change of control transaction because at the time of granting these options Sun Capital was still our largest stockholder, was represented on our Board and wanted to reward management for transactions that provided liquidity for its investment in us. The details of these post-termination benefits are described below.

Severance Payments

The employment agreements of Messrs. Hensler, Scherich and Alavi provide that if the executive’s employment is terminated by use without cause, or in the case of Mr. Hensler he resigns for good reason, the executive is entitled to continue to receive his base salary for a severance period following termination. The severance periods for Messrs. Hensler, Scherich and Alavi are two years, eighteen months and six months, respectively. Each employment agreement provides that the executive will receive severance payments through the severance period as long as certain conditions are met, including that the executive sign a general release of Horsehead from any claims and that the executive has not breached any of the terms or provisions of the non-competition and non-solicitation provisions of his employment agreement. The non-competition period set forth in the employment agreements are through the later of the end of any severance period and twelve months following termination of employment. The non-solicitation period in the employment agreements is 24 months.

The employment agreements define “cause” as: (i) a breach of the employee’s obligations under the agreement; (ii) any felony or crime involving moral turpitude by the employee which our Board determines would have an adverse effect on (a) our reputation or relationships with suppliers, customers, employees or others, (b) the employee’s ability to effectively perform his duties or (c) our business, operations or financial condition;

(iii) fraud or embezzlement; (iv) failure to comply with the directives and policies of our Board; (v) gross negligence or recklessness by the employee in the conduct of our business; (vi) material abandonment of duties or (vii) willful action to harm us. Mr. Hensler’s employment agreement defines “good reason” as a substantial diminution in Mr. Hensler’s responsibilities to us.

Retirement Benefits.  We sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plan, eligible employees may elect to contribute, with no minimum, up to the maximum allowed by the Internal Revenue Code. In 2007, we made a matching contribution to the executives’ 401(k) plan with an annual limit equal to the lesser of 3% of the participant’s annual salary and $3,000. In 2008, we began providing to each salaried employee (401(k) terms for hourly employees are governed under collective bargaining agreements) a non-elective contribution equal to 3% of the employee’s eligible compensation and offering a matching contribution equal to 50% of the portion of the employee’s elective contribution that is equal to 4% of his or her eligible compensation, in each case subject to limits under applicable tax laws.

Change of Control Arrangements.  The option grant agreements we entered into with Messrs. Hensler, Scherich and Alavi in January 2007 in connection with their option grants under our 2006 Long-Term Equity Incentive Plan included provisions pursuant to which the options would become fully vested upon the consummation of certain change of control events. In connection with a change of control where the consideration paid to us or our stockholders consists primarily of cash (as determined by the Committee or the Board), all of the options granted to our named executive officers in January 2007 will be come fully vested and exercisable.

Executive Benefits and Perquisites

We do not provide material perquisites that are not, in the Committee’s view, integrally and directly related to the executive’s duties. Nor do we otherwise maintain retirement, pension or deferred compensation programs for executives other than participation in our 401(k) plan as described above. Our executive officers are entitled, pursuant to their employment agreements, to receive employee benefits consistent with those received by other employees of the company. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including health, dental, disability, paid vacation and participation in our 401(k) plan. The Board in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits provided thereunder.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of (1) a material modification of the plan; (2) the issuance of all employer stock and other compensation that has been allocated under the plan; or (3) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans. In addition, our 2006 Equity Incentive Plan has been designed to permit our compensation committee to grant stock options and other awards which will qualify as “qualified performance-based compensation” under Section 162(m).

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

The Committee will continue to review applicable accounting and tax considerations to determine their impact on our Company and the named executive officers with respect to compensation and achieving the goals and objectives of our executive compensation program.

REPORT ON EXECUTIVE COMPENSATION

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee has recommended to the Board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

T Grant John
Bryan D. Rosenberger
John van Roden
Jack Shilling

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation earned in 2007 and 2006 by our named executive officers.

										Change in
										Pension
										Value and
										Nonqualified
								Non-Equity		Deferred
					Stock	Option		Incentive Plan		Compensation	All Other
Name and Principal Position	Year	Salary	Bonus		Awards	Awards		Compensation		Earnings	Compensation(6)	Total

James M. Hensler	2007	$400,000	$659,290	(1)	$—	$481,467	(3)	$96,700	(4)	$—	$18,547	$1,656,004
President and Chief	2006	294,583	1,118,526	(2)	—	—		441,875	(5)	—	1,082,261	2,937,245
Executive Officer
Robert D. Scherich	2007	250,000	352,327	(1)	—	210,642	(3)	36,263	(4)	—	18,547	867,779
Vice President and Chief Financial Officer	2006	173,001	279,631	(2)	—	—		181,652	(5)	—	281,356	915,640
Ali Alavi	2007	140,000	117,327	(1)	—	60,183	(3)	16,923	(4)	—	17,271	351,704
Vice President — Corporate Administration, General Counsel and Secretary	2006	119,583	279,631	(2)	—	—		71,750	(5)	—	248,295	719,259

(1)	Upon the first anniversary of the completion of the 2006 Private Placement, pursuant to retention bonus agreements, Messrs. Hensler, Scherich and Alavi received retention bonuses of $409,290, $102,327 and $102,327, respectively. Upon filing of the S-1 registration statement in April 2007, pursuant to bonus agreements, Messrs. Hensler and Scherich received bonuses of $250,000 each, and Mr. Alavi received a bonus of $15,000.

(2)	In connection with the October special dividend, Messrs. Hensler and Scherich earned bonuses of approximately $238,000 and $60,000, respectively. In addition, in connection with the 2006 Private Placement,

Messrs. Hensler, Scherich and Alavi received additional one-time bonuses of approximately $880,000, $220,000 and $280,000, respectively.

(3)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (“SFAS 123(R)”), calculated without regard to vesting or forfeiture conditions. For information regarding assumptions made in connection with this valuation, please see Note M to the consolidated financial statements included in our 2007 Annual Report.

(4)	Pursuant to their employment agreements, Messrs. Hensler, Scherich and Alavi received annual bonuses of $96,700, $36,263 and $16,923, respectively. The Company chose to pay these levels of compensation based on the terms of the executives’ employment agreements and because the Company achieved a Bonus Performance Measure of approximately $167 million.

(5)	Pursuant to our management incentive plan, for 2006, Mr. Hensler received an annual cash bonus of $441,875, Mr. Scherich received an annual cash bonus of $181,652 and Mr. Alavi received an annual cash bonus of $71,750. The Company chose to pay these levels of compensation because the Company exceeded its target level of Bonus Performance Measure.

(6)	The amounts shown in this column include the following:

		Matching
		Contributions Under	Life Insurance
	Year	401(k) Savings Plan	Premiums	Health Care

James M. Hensler	2007	$3,000	$2,900	$12,647
	2006	1,600	2,640	11,217
Robert D. Scherich	2007	3,000	2,900	12,647
	2006	1,600	1,827	11,217
Ali Alavi	2007	3,000	1,624	12,647
	2006	1,600	1,263	11,217

In addition, in connection with the 2006 Private Placement, we made an arrangement with our option holders, including our named executive officers, to cancel 20% of their fully vested and exercisable options and pay an amount equal to the net purchase price of our shares of common stock in the 2006 Private Placement minus the exercise price of their options. Mr. Hensler received $1,066,804, Mr. Scherich received $266,712 and Mr. Alavi received $234,215 in respect of this option cancellation.

Grants of Plan-Based Awards

During 2007, we granted options to purchase common stock to our named executive officers under our 2006 Equity Incentive Plan, as set forth in the table below.

					All Other	All Other		Grant
					Stock	Option	Exercise	Date Fair
		Estimated Possible Payouts			Awards:	Awards:	or Base	Value of
		Under Equity Incentive			Number of	Number of	Price of	Stock and
		Plan Awards			Shares of	Securities	Option	Option
		Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Grant Date	(#)	(#)(1)	(#)	Units (#)	Options (#)	($/sh)	($)(2)

James M. Hensler	January 16, 2007	—	400,000	—	—	—	$13.00	$481,467
Robert D. Scherich	January 16, 2007	—	175,000	—	—	—	13.00	210,642
Ali Alavi	January 16, 2007	—	50,000	—	—	—	13.00	60,183

(1)	Shares subject to options granted under our 2006 Long-Term Equity Incentive Plan. The material terms of the plan are described in “Compensation Discussion and Analysis — Elements of Compensation — Long -Term Incentives — Amended and Restated 2006 Long-Term Equity Incentive Plan” above. The options are subject to vesting with 20% vesting on each one-year anniversary of the grant date.

(2)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards as of December 31, 2007 held by our named executive officers:

	Option Awards
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Options (#)	Price ($)	Date

James M. Hensler	238,377	—	—	$1.01	Sept 15, 2014
		400,000	—	13.00	January 16, 2017
Robert D. Scherich	59,597	—	—	1.01	Sept 15, 2014
		175,000	—	13.00	January 16, 2017
Ali Alavi	59,597	—	—	2.36	Sept 15, 2014
		50,000	—	13.00	January 16, 2017

Option Exercises

Our named executive officers did not exercise any options during fiscal 2006. The following table summarizes the options exercised by our named executive officers during 2007. The exercise price for all such options was $1.01 per share in the case of Messrs. Hensler and Scherich and $2.36 per share in the case of Mr. Alavi. In connection with the Sun Stock Purchase Agreement, Messrs. Hensler, Scherich and Alavi exercised vested options for 27,562, 6,891 and 6,891 shares of common stock, respectively, and pursuant to the Sun Stock Purchase Agreement, Sun Horsehead, LLC purchased all of the resulting shares immediately upon exercise for $13.50 per share. See “Certain Relationships and Related Transactions — Sun Stock Purchase Agreement.” In connection with our initial public offering in August 2007, Messrs. Hensler, Scherich and Alavi exercised vested options for 119,189, 29,798 and 29,798 shares of common stock, respectively. The resulting shares were sold pursuant to the exercise of the underwriter’s over-allotment option, and the initial public offering price to the public was $18.00 per share.

	Option awards
	Number of
	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)

James M. Hensler	146,751	$2,369,270
Robert D. Scherich	36,689	592,337
Ali Alavi	36,689	542,806

Amendment and Cancellation of Options

All options issued pursuant to our 2004 Stock Option Plan, including all options issued to Messrs. Hensler, Scherich and Alavi, were amended in connection with our 2006 Private Placement in order to be exercisable for our voting common stock, rather than our non-voting common stock, and to be fully vested upon completion of our 2006 Private Placement. We also cancelled 20% of all of such options, all of which were fully vested and exercisable, held by each of our optionholders, including Messrs. Hensler, Scherich and Alavi, at a price per share equal to $12.09 less the applicable option exercise price. Mr. Hensler received a payment for the cancellation of his options to purchase 96,282 shares, and Messrs. Scherich and Alavi each received a payment in respect of the cancellation of their options to purchase 24,071 shares. All of the options granted to Messrs. Hensler, Scherich and Alavi under the 2004 Stock Option Plan are fully vested. These options may be exercised at any time prior to the tenth anniversary of their grant.

Pension Benefits

We do not maintain pension plans. Our Board may in the future elect to provide officers and other employees with pension benefits if the Board determined that doing so is in our best interests.

Non-Qualified Deferred Compensation

We do not maintain defined contribution plans or other deferred compensation plans. The Committee may in the future elect to provide officers and other employees with defined contribution or deferred compensation benefits if the Board determines that doing so is in our best interests.

Termination and Change in Control Arrangements

Assuming each named executive officer’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2007, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

		Termination	Termination
		Without	Without	Voluntary
		Cause	Cause	Termination
		Prior to a	Following a	With
		Change in	Change in	Good	Death or	Change in
Name	Benefit	Control	Control	Reason	Disability	Control

James M. Hensler	Cash severance*	$800,000	$800,000	$800,000	—	—
	Accelerated vesting of options	—	6,788,000	—	—	6,788,000
Robert D. Scherich	Cash severance*	375,000	375,000	—	—	—
	Accelerated vesting of options	—	2,545,500	—	—	2,545,500
Ali Alavi	Cash severance*	70,000	70,000	—	—	—
	Accelerated vesting of options	—	1,272,750	—	—	1,272,750

*	For a description of cash severance, see “Elements of Compensation-Post-Termination Benefits-Severance Payments.”

The options granted to Messrs. Hensler, Scherich and Alavi under our 2004 Stock Option Plan became fully vested upon the closing of the 2006 Private Placement. If the employment of any executive officer is terminated by us other than for cause, his vested options may be exercised after the date of termination but on or before the 15th day of the third calendar month following the date of termination. If the employment of any executive officer terminates due to death or disability, his vested options may be exercised after the date of termination but on or before the later of (a) December 31 of that year or (B) the 15th day of the third calendar month after the date of termination.

The grant agreements governing the options granted to Messrs. Hensler, Scherich and Alavi in January 2007 provide that all such options will vest and become exercisable in connection with a change of control for which the consideration received by the Company or the shareholders is primarily cash, as determined by our Board or the Committee. As of December 31, 2007, none of such options had vested or were exercisable. Had such a change of control occurred on December 31, 2007, all of the options would have vested, and the value of such vested options is shown in the table above and is based upon the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2007.

Compensation of Directors

None of our directors in 2006 received fees for services as directors. In 2007, each of our non-employee directors received a fee at a rate of $40,000 per year for service as a director, and our audit committee chairman received an additional fee at a rate of $20,000 per year. In June 2007, we issued 4,000 shares of restricted stock to each of our then independent directors, Messrs. John, van Roden and Rosenberger, under our 2006 Equity Incentive Plan. In September 2007, we issued to Mr. Shilling, upon his election as a director, 2,000 shares of restricted stock under our 2006 Equity Incentive Plan. In each case, the shares of restricted stock vest upon the one-year anniversary of their respective grant date. All of our directors are reimbursed for out-of-pocket expenses incurred in connection with attending all Board and committee meetings. The following table summarizes the compensation of our directors in 2007.

						Change in
						Pension
						Value and
	Fees				Non-Equity	Nonqualified
	Earned or				Plan	Deferred	All Other
	Paid in	Stock		Option	Compensation	Compensation	Compensation
Name	Cash ($)	Awards ($)		Awards ($)	($)	Earnings	($)	Total ($)

John van Roden	$45,000	$67,000	(1)	—	—	—	—	$112,000
T. Grant John	30,000	67,000	(1)	—	—	—	—	97,000
Bryan D. Rosenberger	30,000	67,000	(1)	—	—	—	—	97,000
Jack Shilling	10,000	44,840	(2)	—	—	—	—	54,840

(1)	Represents the dollar amount recognized for financial statement purposes of the grant to each director on June 11, 2007 of 4,000 shares of restricted stock. The grant date fair value of such award, as computed under SFAS 123(R) without regard to vesting or forfeiture conditions, was $16.75 per share, or $201,000. For information regarding assumptions made in connection with this valuation, please see Note M to the consolidated annual financial statements included in our 2007 Annual Report. As of December 31, 2007, each of Messrs. van Roden, John and Rosenberger held 4,000 shares of restricted stock outstanding.

(2)	Represents the dollar amount recognized for financial statement purposes of the grant to Mr. Shilling on September 27, 2007 of 2,000 shares of restricted stock. The grant date fair value of such award, as computed under SFAS 123(R) without regard to vesting or forfeiture conditions, was $22.42 per share, or $44,840. For information regarding assumptions made in connection with this valuation, please see Note M to the consolidated annual financial statements included in our 2007 Annual Report. As of December 31, 2007, Mr. Shilling held 2,000 shares of restricted stock outstanding.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by Grant Thornton LLP for fiscal 2006 and fiscal 2007.

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
Fee Category	2006	2007
	(Thousands)

Audit Fees	$712,634	$743,344
Audit-Related Fees	55,216	40,090
Tax Fees	64,099	152,159
All Other Fees	—	—

Total Fees	$831,949	$935,593

Audit Fees:  Consists of fees billed for professional services rendered in connection with the audit of the consolidated financial statements of Horsehead Holding Corp. for fiscal 2006 and 2007, our 2006 Private Placement, our 2007 Private Placement and our August 2007 initial public offering.

Audit-Related Fees:  Consists of fees billed for assurance and related services that are not reported under “Audit Fees.” These services include audits of employee benefit plans.

Tax Fees:  Consists principally of fees for services provided in connection with tax planning and compliance services.

All Other Fees:  Consists of fees for services other than those reported above.

All audit, audit-related and tax services performed by Grant Thornton LLP in fiscal 2007 were pre-approved by the audit committee of our board of directors, which concluded that the provision of such services by grant

Thornton LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pursuant to the audit committee charter, the audit committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The audit committee’s charter provides also that individual engagements must be separately approved. Additionally, the audit committee is required to pre-approve any non-audit services to be provided to the Company by the independent auditor. The policy requires also specific approval by the audit committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

MATTERS RELATING TO AUDITORS

We expect representatives of Grant Thornton LLP to be present at the 2008 annual meeting.

Audit Committee Report

The audit committee of our board of directors has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The audit committee also reviewed our consolidated financial statements for fiscal 2007 with Grant Thornton LLP, our independent auditors for fiscal 2007, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The audit committee has discussed with Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Grant Thornton LLP its independence and has considered whether the provision of non-audit services by Grant Thornton LLP to us is compatible with maintaining Grant Thornton LLP’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

This report is submitted by the members of the audit committee:

John van Roden
Bryan D. Rosenberger
T. Grant John
Jack Shilling

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2009 MEETING

Our By-laws permit stockholders to make proposals for, and to nominate directors for election at, an annual stockholder meeting. Stockholder proposals intended for inclusion in the Company’s proxy statement relating to the next annual meeting in May 2009 must be received by the Company no later than December 5, 2008. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under the Company’s by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Company’s regularly scheduled annual meeting of stockholders to be held in 2009, including nominations for election as directors of persons other than nominees of the Board of Directors, must comply with the procedures outlined in the Company’s by-laws, which are described below, and must be received, by the Corporate Secretary at the address noted below, no earlier than January 15, 2009 and no later than February 14, 2009. In the event the annual meeting for 2009 is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after May 15, 2009, notice of such proposals or nominations must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the 2009 annual meeting was mailed or public disclosure of the 2009 annual meeting was made. A copy of the Company’s by-laws may be found on the Company’s website www.horsehed.net, and is available upon request from the Corporate Secretary, 300 Frankfort Road, Monaca, Pennsylvania 15061.

Notice of a stockholder proposal must include, as to each matter proposed, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as it appears on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company’s capital stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

A notice of a stockholder nomination for election to the Board shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Corporate Governance and Nominating Committee determines from time to time.

ADDITIONAL INFORMATION

We will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services.

The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors

Ali Alavi
Secretary

Dated: April 4, 2008

HORSEHEAD HOLDING CORP. 300 FRANKFORT ROAD MONACA, PA 15061
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Horsehead Holding Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Horsehead Holding Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HORSE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HORSEHEAD HOLDING CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. Vote on Directors		☐	☐	☐

1.	To elect the following nominees as Class II directors, for a three-year term ending in 2011: Nominees:
01) John van Roden 02) Jack Shilling
2.	To transact any other business as may properly be brought before the annual meeting.

This proxy will be voted in the manner directed herein by the undersigned.

Note:
Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.

IMPORTANT - PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.
☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

HORSEHEAD HOLDING CORP.
PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
May 15, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder(s) of Horsehead Holding Corp., a Delaware corporation (the “Company”), does hereby appoint Robert D. Scherich and Ali Alavi, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is/are entitled to vote at the 2008 Annual Meeting of Shareholders of the Company to be held on May 15, 2008 at 11:00 a.m., local time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the proposals listed on the reverse side, each as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED IN PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.
Receipt of the Proxy Statement is hereby acknowledged.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)